ARTICLES OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       FOR

                             PROTEC INDUSTRIES, INC.
                            (an Arizona Corporation)



     I, the undersigned, Tolan S. Furusho, Secretary and Director, do hereby certify:

     That the Board of Directors of Protec Industries, Inc., Frank Spitzhittl, Chad Yasuda, and Tolan S. Furusho at a duly convened meeting on January 20, 2004, adopted a resolution to amend the Articles of Incorporations.


Article III is hereby amended as
follows:

     Authorized Capital:

     The Corporation shall have authority to issue 250,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock. The par value of the shares of Common Stock shall be $0.001 and the par value of the shares of Preferred Stock shall be $0.001.

     The number of shares of common stock of the corporation issued and outstanding and entitled to vote on an amendment to the Articles of Incorporation is 25,048,858. The said changes and amendment have been consented to and approved by a majority of the stockholders, specifically 24,000,000 shares of common stock or 95.8% which is the majority of each class of shares of stock issued and outstanding and entitled to vote thereon. The vote was sufficient for approval.

     I hereby attest to the above.


---------------------------------
Tolan S. Furusho, Secretary and Director